CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Capital Trust of our reports dated December 10, 2025, relating to the financial statements and financial highlights of Fidelity Capital Appreciation Fund, Fidelity Disciplined Equity Fund, and Fidelity Focused Stock Fund; of our report dated December 12, 2025, relating to the financial statements and financial highlights of Fidelity Value Fund, which appear in Fidelity Capital Trust’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 19, 2025